Exhibit 10.3

July 29, 2005

(Delivery by Facsimile and Overnight Courier)

Francis P. Barton

14720 Montalvo Road

Saratoga, CA 95070

Dear Fran:

I am pleased to confirm UTStarcom’s job offer to you for the position of Executive Vice President and Chief Financial Officer, with a starting date of August 1, 2005.  This position reports directly to Hong Lu, the Company’s Chairman, Chief Executive Officer and President, and is located at the Company’s headquarters in Alameda, California.

The key elements of this employment offer are as follows:

Salary:  Your gross annual salary is $500,000.  Paydays are on the 15th and the last day of each month.  Direct deposit is available.

Signing Bonus: You will be paid a gross signing bonus amount of $250,000, payable upon the commencement of your employment with the Company.

Options:  You will be granted UTStarcom stock options and share purchase rights, as follows:

a)              Stock Options: You will be granted UTStarcom stock options in the total amount of 400,000 shares, at the fair market value (i.e., market closing price) on the grant date, which shall be Monday August 1, 2005.  These options will be vested in four years from the grant date: 25% of the options will be vested after one year, and the remaining shares will be vested at 1/36th per month thereafter.

b)             Share Purchase Rights:  You will be granted UTStarcom share purchase rights (SPRs) in the total amount of 100,000 shares, with the opportunity for you to exercise these rights at a per share price of $0.00125 within 60 days of the date of this offer letter.  These SPRs will be vested in four years from the grant date: 25% of the SPRs will be vested after one year from the date of grant, 25% after two years, 25% after three years, and 25% after four years from the date of grant.

Annual Bonus:  For calendar year 2005, you will be eligible for a total gross cash bonus amount of up to $250,000, of which $125,000 shall be guaranteed to you.  Your total aggregate bonus will be based upon completion of mutually agreed upon performance objectives as determined by Hong Lu, and paid in February 2006.

Change in Control/Involuntary Termination Agreement:  You will be offered a change in control agreement between yourself and the Company, which shall include mutually agreed upon language which will provide that in the case of your involuntary termination from Company service (in a case other than change in control), that you would receive a gross payment equal to one year’s gross base salary (equal to the base salary in effect at the time of your involuntary termination); full payment of the gross annual bonus being offered at the time of your involuntary termination; and continued vesting in Company stock options and SPRs granted prior to the date of your involuntary termination for a period of twelve (12) months from the date of your involuntary termination.

Paid Time Off (PTO): You will be provided at the inception of your employment with an accrual rate for PTO equivalent to 25 days per year, which will continue during your employment with the Company pursuant to the Company’s policies relating to PTO accrual and use.

Transportation Assistance: The Company will provide for you, on a net taxation basis, a driving service to transport you from your home to the Company’s Alameda offices for purposes of work on Mondays through Fridays.

Please be prepared to provide proof of eligibility for employment in the United States on your first day of work, in compliance with the Immigration Reform and Control Act (Form I-9).  Additionally, this offer of employment is contingent upon completion of both personal reference verifications, and a criminal background check.  UTStarcom reserves the right to withdraw its offer of employment to you if the results of the reference verifications and/or the criminal background check are not satisfactory, in the sole judgment of UTStarcom.

As an employee of the Company, you will be expected to abide by Company rules and regulations. You will be expected to sign and comply with an agreement, which requires, among other provisions, the non-disclosure of proprietary information.

Under separate cover I will forward to you the following materials for your review: a proposed Change in Control Agreement (as described above); a proposed Indemnification Agreement; a Director and Officers’ Questionnaire; and a Power of Attorney regarding outside counsel’s filing of SEC Forms 3/4/5 on your behalf.

We are pleased that you have chosen to become part of the UTStarcom team, and wish you the very best as you begin your employment with UTStarcom. If you have any questions about UTStarcom or its benefit programs, please feel free to contact either myself at 510-749-1530 (or Russell@utstar.com), or Ed Hudson, the Company’s Director of Human Resources, at 510-769-2828 (or ed.hudson@utstar.com).

Please sign one copy of this letter to indicate your intent to accept the terms and conditions of this offer letter, and please return the signed copy to the Human Resource Department confidential fax at (510) 338-4395.

Sincerely,

Russell L. Boltwood
General Counsel/CHRO

I accept the terms and conditions of this offer letter, and I understand that it replaces those of any earlier offers of employment (if any).

Signed:	/s/ Francis P. Barton
Employee Signature

Print Name:	Francis P. Barton

Date:	July 29, 2005